Exhibit 99.1

PRESS RELEASE

CROSSTEX ANNOUNCES PRIVATE PLACEMENT OF EQUITY

DALLAS, June 24/PRNewswire-FirstCall/ -— Crosstex Energy, L.P. (Nasdaq: XTEX) (the “Partnership”) announced the placement of approximately 1,495,000 Senior Subordinated Units to Kayne Anderson MLP Investment Company and two funds managed by Tortoise Capital Advisers, LLC. The Senior Subordinated Units were purchased at $33.44 each, and convert to Common Units (on a one-for-one basis) on February 24, 2006. Until their conversion to Common Units, the Senior Subordinated Units will receive no distributions from the Partnership. Kayne Anderson is buying 70 percent of the Senior Subordinated Units and Tortoise is buying 30 percent of the Units. Net proceeds from the private placement, including the general partner’s proportionate capital contribution and expenses associated with the sale, will be approximately $51.1 million.

“The placement of this equity, which will receive no distribution, allows us to continue the construction of our North Texas Pipeline, with no dilutive effect to our distributable cash flow during the construction phase, while continuing to maintain our conservative balance sheet,” said Barry E. Davis, Chief Executive Officer of Crosstex. “We anticipate that the Senior Subordinated Units will not convert to Common Units and be eligible for a distribution until after the scheduled completion of our North Texas Pipeline construction.”

In connection with the sale of the units, Crosstex has entered into a registration rights agreement providing for the registered sale of the Common Units underlying the Senior Subordinated Units. The Senior Subordinated Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, the Senior Subordinated Units may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein.

About Crosstex

Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, owns over 4,500 miles of pipeline, five processing plants, 140 natural gas amine treating plants and 23 dew point suppression plants. Crosstex currently provides services for approximately 1.9 BCF/day of natural gas.

Crosstex Energy, Inc. (Nasdaq: XTXI) owns the general partner, a 54 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included herein constitute forward-looking statements. Although the companies believe that the expectations reflected in the forward-looking statements are reasonable, they can give no assurance that such expectations will prove to be correct.

Contact:	Barry E. Davis, President and Chief Executive Officer
William W. Davis, Executive V.P. and Chief Financial Officer
Phone:	(214) 953-9500